Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results
Solid Revenue Growth and Improved Operating and Net Earnings
2013 Guidance: EPS from Continuing Operations, as Adjusted, Increased to $2.30 to $2.50

LAKE FOREST, Ill., April 25, 2013 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2013:

•	Net sales increased four percent versus first quarter 2012.

•	Gross margin was 150 basis points higher versus prior year.

•	Adjusted operating earnings increased 26 percent from first quarter 2012. On a GAAP basis, operating earnings up 19 percent.

•
Diluted earnings per common share from continuing operations, as adjusted, of $0.76; a $0.24 increase versus the same period of 2012. On a GAAP basis, $0.59 per diluted share, an $0.08 increase from prior year.

“Our first quarter results reflected solid top-line growth combined with excellent improvements in operating and net earnings,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Revenue growth in the quarter was led by U.S. outboard marine products, marine parts and accessories and fitness equipment, partially offset by declines in fiberglass sterndrive/inboard products and in our bowling businesses.

“Our first quarter gross margin of 26.3 percent reflected an increase of 150 basis points from the prior year, with the majority of the increase coming from the Marine Engine segment. Operating expenses increased by 2 percent, due to higher research and development and SG&A expenses primarily associated with company-wide investments in growth initiatives, partially offset by a gain on the sale of real estate. Lower net interest expense and a reduced effective tax rate (excluding the impact of restructuring charges and special tax items) during the quarter contributed to our higher diluted earnings per common share, as adjusted,” McCoy said.

On Jan. 3, 2013, the Company announced its intention to exit its Hatteras and CABO boat businesses. As a result, these businesses are reported as discontinued operations for all periods presented in this release and all figures reflect continuing operations only, unless otherwise noted.

A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

First Quarter Results
For the first quarter of 2013, the Company reported net sales of $995.3 million, up from $959.6 million a year earlier. For the quarter, the Company reported operating earnings of $89.9 million, which included $5.6 million of restructuring, exit and impairment charges. In the first quarter of 2012, the Company had operating earnings of $75.3 million, which included $0.2 million of restructuring, exit and impairment charges.

For the first quarter of 2013, Brunswick reported net earnings from continuing operations of $54.9 million, or $0.59 per diluted share, compared with net earnings from continuing operations of $47.0 million, or $0.51 per diluted share, for the first quarter of 2012. The diluted earnings per share for the first quarter of 2013 included $0.05 per diluted share of restructuring, exit and impairment charges and a $0.12 per diluted share charge from special tax items. The diluted earnings per share for the first quarter of 2012 included a $0.01 per diluted share charge from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $305.2 million at the end of the first quarter, down $123.5 million from year-end 2012 levels. This decrease primarily reflects net cash used for operating activities, including discontinued operations, of $108.2 million. Net cash used for operating activities was affected by changes in working capital during the quarter. These changes in working capital were largely the result of increases in accounts and notes receivable and inventory to support the seasonal requirements of our marine customers, and decreases in accrued expenses, partially offset by increases in accounts payable.

Net debt (defined as total debt, less cash and marketable securities) at the end of the first quarter was $264.5 million, an increase of $121.4 million from year-end 2012 levels. The increase in net debt primarily reflects the seasonal decrease in total cash and marketable securities.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $521.8 million in the first quarter of 2013, up 7 percent from $489.4 million in the first quarter of 2012. International sales, which represented 36 percent of total segment sales in the quarter, were flat compared to the prior year. For the quarter, the Marine Engine segment reported operating earnings of $71.5 million. This compares with operating earnings of $47.9 million in the first quarter of 2012, which included $1.7 million of restructuring charges.

Sales were higher in the segment's outboard and parts and accessories businesses, partially offset by global sales declines in the segment's sterndrive engine product category.

Higher sales, the absence of prior year inefficiencies that resulted from sterndrive production ramp-up related to the completion of plant consolidation activities, a gain on a sale of real estate, and a decrease in restructuring charges contributed to the increase in operating earnings in the first quarter of 2013. Partially offsetting these factors was the effect of increased investments for long-term growth.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 15 boat brands. The Boat segment reported net sales of $289.7 million for the first quarter of 2013, a decrease of one percent compared with $291.8 million in the first quarter of 2012. International sales, which represented 34 percent of total segment sales in the quarter, decreased by 13 percent during the period. For the first quarter of 2013, the Boat segment reported operating earnings of $2.4 million, including restructuring charges of $4.9 million. This compares with operating earnings of $10.5 million in the first quarter of 2012, including a gain of $1.5 million from restructuring activities.

Boat segment wholesale unit shipments increased slightly during the quarter, compared with the first quarter of 2012, as increases in outboard aluminum boats were mostly offset by lower sales of fiberglass sterndrive/inboard boats. The resulting impact on margins from this change in sales mix, along with higher restructuring, exit and impairment charges and investments for long-term growth, had a negative effect on the segment's quarterly results. Partially offsetting these factors were the benefits from successful cost reduction activities.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the first quarter of 2013 totaled $166.2 million, up 6 percent from $157.1 million in the first quarter of 2012. International sales, which represented 50 percent of total segment sales in the quarter, increased by 11 percent. For the quarter, the Fitness segment reported operating earnings of $24.5 million. This compares with operating earnings of $23.7 million in the first quarter of 2012.

The increase in sales reflected gains in international markets and growth to U.S. health club customers. Operating earnings increased by 3 percent in the first quarter of 2013, when compared with 2012, as a result of higher sales combined with a favorable insurance settlement, partially offset by investments in growth initiatives.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the first quarter of 2013 totaled $85.2 million, down 5 percent compared with $89.9 million in the year-ago quarter. International sales, which represented 19 percent of total segment sales in the quarter, decreased by 4 percent. For the quarter, the segment reported operating earnings of $14.9 million, compared with operating earnings of $14.4 million in the first quarter of 2012.

Sales decreased in the quarter as a result of lower bowling products sales and a reduced retail center count. Partially offsetting the decline was an increase in U.S. equivalent retail center sales. The increase in operating earnings in the first quarter of 2013, when compared with 2012, reflects improved operating efficiencies, partially offset by lower sales in bowling products.

2013 Outlook
“As a result of our solid performance in the first quarter and a more favorable anticipated tax rate, we are increasing our 2013 diluted earnings per share from continuing operations, as adjusted, expectation to a range of $2.30 to $2.50 per diluted share,” McCoy said.

"Although very early in the selling season, first quarter U.S. marine retail demand was below our expectations as a result of weather conditions in important boating markets and perhaps other economic factors. Our operating plans for the remainder of the year remain consistent with the planning assumptions we communicated at the outset of the year, which reflected global economic conditions generally comparable to 2012, with weakness continuing in Europe.

“We expect to continue to experience an uneven recovery in the U.S. powerboat market, with our outboard boat and engine products and global parts and accessories businesses generating solid growth. Our assumptions continue to reflect weak market conditions challenging the large fiberglass boat category, which will affect both fiberglass boat and sterndrive engine sales and production.

“Positive health and wellness trends, combined with exciting new products, have positioned our fitness business to deliver excellent results again in 2013, and our bowling business should further leverage its competitive advantages with improving top- line performance expected in the second half of the year.

“Against this backdrop, we continue to target 3 percent to 5 percent growth in overall revenue in 2013. Our current plan reflects a modest improvement in gross margin levels, as the strong increase experienced in the first quarter is expected to moderate over the remainder of the year. Our organic growth platform will benefit from increased 2013 investments in capital projects and research and development programs, along with the SG&A to support them. As a result of these initiatives, full-year operating expenses, as a percentage of sales, are expected to be comparable to 2012 levels.

“For the full-year, we expect to generate positive free cash flow and execute against our ongoing strategic financial objective of further lowering debt levels, thereby reducing interest expense,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at www.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick's Website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (877) 474-9502 (passcode: Brunswick Q1). Callers outside of North America should call (857) 244-7555 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Thursday, May 2, 2013, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 90102614). The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick's business. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company's ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company's brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company's results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company's stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company's information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company's information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company's Annual Report on Form 10-K for 2012. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012	% Change
Net sales	$995.3	$959.6	4%
Cost of sales	733.4	721.4	2%
Selling, general and administrative expense	139.1	138.6	0%
Research and development expense	27.3	24.1	13%
Restructuring, exit and impairment charges	5.6	0.2	NM
Operating earnings	89.9	75.3	19%
Equity loss	(1.2)	(1.2)	0%
Other income, net	2.2	0.9	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	90.9	75.0	21%
Interest expense	(14.4)	(18.1)	-20%
Interest income	0.4	1.0	-60%
Loss on early extinguishment of debt	(0.1)	—	NM
Earnings before income taxes	76.8	57.9	33%
Income tax provision	21.9	10.9
Earnings from continuing operations	54.9	47.0	17%

Net loss from discontinued operations, net of tax	(5.1)	(7.3)	-30%

Net earnings	$49.8	$39.7	25%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$0.61	$0.52
Loss from discontinued operations	(0.06)	(0.08)
Net earnings	$0.55	$0.44	25%

Diluted
Earnings from continuing operations	$0.59	$0.51
Loss from discontinued operations	(0.06)	(0.08)
Net earnings	$0.53	$0.43	23%

Weighted average shares used for computation of:
Basic earnings (loss) per common share	90.6	89.5
Diluted earnings (loss) per common share	93.5	92.3

Effective tax rate from continuing operations	28.5%	18.8%

Supplemental Information
Continuing Operations:
Operating earnings	$89.9	$75.3	19%
Restructuring, exit and impairment charges	5.6	0.2	NM
Adjusted operating earnings	$95.5	$75.5	26%

Earnings per common share:
Diluted earnings from continuing operations	$0.59	$0.51
Restructuring, exit and impairment charges from continuing operations (1)	0.05	0.00
Special tax items	0.12	0.01
Diluted earnings from continuing operations, as adjusted	$0.76	$0.52	46%

NM = not meaningful

(1) The 2013 Restructuring, exit and impairment charges include a tax benefit, while the 2012 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	March 30, 2013	March 31, 2012	% Change	March 30, 2013	March 31, 2012	% Change	March 30, 2013	March 31, 2012
Marine Engine	$521.8	$489.4	7%	$71.5	$47.9	49%	13.7%	9.8%
Boat	289.7	291.8	-1%	2.4	10.5	-77%	0.8%	3.6%
Marine eliminations	(67.6)	(68.6)	-1%	—	—
Total Marine	743.9	712.6	4%	73.9	58.4	27%	9.9%	8.2%

Fitness	166.2	157.1	6%	24.5	23.7	3%	14.7%	15.1%
Bowling & Billiards	85.2	89.9	-5%	14.9	14.4	3%	17.5%	16.0%
Pension - non-service costs	—	—	NM	(4.9)	(5.7)	-14%
Corp/Other	—	—	NM	(18.5)	(15.5)	19%
Total	$995.3	$959.6	4%	$89.9	$75.3	19%	9.0%	7.8%

NM = not meaningful

(1) Operating earnings (loss) in the first quarter of 2013 includes $5.6 million of pretax restructuring, exit and impairment charges. The $5.6 million charge consists of $4.9 million in the Boat segment and $0.7 million in Corp/Other. Operating earnings (loss) in the first quarter of 2012 includes $0.2 million of pretax restructuring, exit and impairment charges (gains). The $0.2 million charge consists of $1.7 million in the Marine Engine segment and $(1.5) million gain in the Boat segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions)

	March 30, 2013		December 31, 2012		March 31, 2012
	(unaudited)				(unaudited)
Assets
Current assets
Cash and cash equivalents	$242.0		$284.3		$307.1
Short-term investments in marketable securities	34.7		92.3		63.9
Total cash, cash equivalents and short-term investments in marketable securities	276.7		376.6		371.0
Restricted cash	13.0		13.0		20.0
Accounts and notes receivable, net	471.7		349.2		440.8
Inventories
Finished goods	369.2		363.3		298.0
Work-in-process	160.4		142.4		145.2
Raw materials	75.2		70.1		79.1
Net inventories	604.8		575.8		522.3
Deferred income taxes	18.7		18.8		15.0
Prepaid expenses and other	26.5		26.7		24.0
Current assets held for sale	—		—		49.8
Current assets	1,411.4		1,360.1		1,442.9

Net property	578.1		581.4		560.2

Other assets
Goodwill	290.5		291.7		291.2
Other intangibles, net	37.4		38.1		42.5
Long-term investments in marketable securities	28.5		52.1		55.9
Equity investments	42.9		42.4		46.9
Other long-term assets	55.3		58.4		67.4
Long-term assets held for sale	—		—		25.0
Other assets	454.6	454.6	482.7	482.7	528.9

Total assets	$2,444.1		$2,424.2		$2,532.0

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$6.8		$8.2		$7.3
Accounts payable	376.9		334.4		332.7
Accrued expenses	506.6		576.2		529.7
Current liabilities held for sale	10.4		18.4		21.2
Current liabilities	900.7		937.2		890.9

Long-term debt	562.9		563.6		688.7
Other long-term liabilities	846.9		842.8		866.9
Long-term liabilities held for sale	3.0		2.9		3.1
Shareholders' equity	130.6		77.7		82.4
Total liabilities and shareholders' equity	$2,444.1		$2,424.2		$2,532.0

Supplemental Information
Debt-to-capitalization rate	81.4%		88.0%		89.4%
Cash and cash equivalents	$242.0		$284.3		$307.1
Short-term investments in marketable securities	34.7		92.3		63.9
Long-term investments in marketable securities	28.5		52.1		55.9
Total cash and marketable securities	$305.2		$428.7		$426.9

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities
Net earnings from continuing operations	$54.9	$47.0
Depreciation and amortization	21.6	22.7
Pension expense, net of funding	4.0	5.3
Gains on sale of property, plant and equipment, net	(5.3)	(1.5)
Other long-lived asset impairment charges (gains)	2.3	(1.3)
Deferred income taxes	2.1	2.8
Loss on early extinguishment of debt	0.1	—
Changes in certain current assets and current liabilities	(175.9)	(148.4)
Income taxes	10.8	3.4
Other, net	(8.4)	8.3
Net cash used for operating activities of continuing operations	(93.8)	(61.7)
Net cash used for operating activities of discontinued operations	(14.4)	(8.0)
Net cash used for operating activities	(108.2)	(69.7)

Cash flows from investing activities
Capital expenditures	(21.2)	(16.7)
Purchases of marketable securities	—	(60.5)
Sales or maturities of marketable securities	80.6	109.5
Investments	(2.3)	(0.7)
Proceeds from the sale of property, plant and equipment	6.1	9.0
Net cash provided by investing activities of continuing operations	63.2	40.6
Net cash used for investing activities of discontinued operations	—	(0.8)
Net cash provided by investing activities	63.2	39.8

Cash flows from financing activities
Net (payments) issuances of short-term debt	(0.8)	0.3
Payments of long-term debt including current maturities	(1.4)	(1.7)
Net premium paid on early extinguishment of debt	(0.1)	—
Net proceeds from stock compensation activity, including excess tax benefits	5.0	0.2
Net cash provided by (used for) financing activities of continuing operations	2.7	(1.2)
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by (used for) financing activities	2.7	(1.2)

Net decrease in cash and cash equivalents	(42.3)	(31.1)
Cash and cash equivalents at beginning of period	284.3	338.2
Cash and cash equivalents at end of period	$242.0	$307.1

Supplemental Information
Free Cash Flow
Net cash used for operating activities of continuing operations	$(93.8)	$(61.7)

Net cash provided by (used for):
Capital expenditures	(21.2)	(16.7)
Proceeds from the sale of property, plant and equipment	6.1	9.0
Total free cash flow	$(108.9)	$(69.4)